		Exhibit 99.04
Southern Company
EPS Earnings Analysis

Description	Three Months Ended December 2014 vs. 2013	Year-to-Date December 2014 vs. 2013

Retail Sales	—¢	3¢

Retail Revenue Impacts	7	23

Weather	—	17

Wholesale Revenues	—	2

Other Operating Revenues	1	2

Non-Fuel O&M	(21)	(33)

Depreciation and Amortization	4	—

Taxes Other Than Income Taxes	(1)	(4)

Other Income and Deductions	—	4

Interest Expense	(1)	—

Income Taxes	(1)	—

Total Traditional Operating Companies	(12)¢	14¢

Southern Power	2	1

Parent and Other	1	—

Increase in Shares	(1)	(6)

Total Change in EPS (x-Items)	(10)¢	9¢

Estimated Loss on Kemper IGCC	(2)	24

Leveraged Lease Restructure	—	2

MC Asset Recovery Insurance Settlement	(2)	(2)

Total Change in EPS (As Reported)	(14)¢	33¢

Notes
- The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three and twelve months ended December 31, 2014 and 2013 and any similar charges may occur with uncertain frequency.

- The charge related to the restructuring of a leveraged lease investment that was completed on March 1, 2013 impacted the presentation of earnings and earnings per share for the twelve months ended December 31, 2013 and similar charges are not expected to occur with any regularity in the future.

- Earnings for the three and twelve months ended December 31, 2013 include an insurance settlement related to the March 2009 litigation settlement with MC Asset Recovery, LLC and similar insurance recoveries are not expected to occur with any regularity in the future.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-K.